Bovie Medical Reports Second Quarter 2015 Results

●	Sales increased 4.7% year-on-year and 19% sequentially
●	Gross margin expanded to 43.2%, compared with adjusted gross margin of 39.2% in 2Q14
●	Formation of Medical Advisory Board to extend use of J-Plasma® to additional specialties

J-Plasma® Update
●	Q2 sales of $170,000; July shipments were $237,000
●	Generators in use totaled 34, up from 24 at end of Q1
●	42 Scrub Purchase Orders in H1 2015 compared to 6 in 2014
●	Systems approved by 42 Hospital Value Analysis Committees (VACs); Under review by an additional 46 VACs
●	Two additional Independent Delivery Networks (IDNs) signed as customers

CLEARWATER, Fl. – August 6, 2015- Bovie Medical (NYSE:BVX), a maker of medical devices and supplies and the developer of J-Plasma®, a patented new surgical product, today announced results for the second quarter ended June 30, 2015.

Management Comments

“Second quarter revenue performance represented solid year-on-year and sequential growth in line with our strategy of expanding Bovie’s core product business, while making consistent progress on the commercialization of J-Plasma®, ” said Robert L. Gershon, Chief Executive Officer.

“This was our second consecutive quarter of six-figure sales for J-Plasma®, but longer sales cycles for hospital based products capped the sequential growth that we had expected. We are pleased to report, however, that July shipments of J-Plasma® were $237,000, a strong signal of the growing acceptance and use of this transformational product.

“There are several leading indicators that underpin our confidence in a significant pick-up in J-Plasma® sales momentum. At the end of the second quarter, there were 34 generators in use, up from 24 at the end of the prior quarter; we had 30 ordering accounts, up from 21 the end of the first quarter; and, J-Plasma has been approved by 42 Hospital Value Analysis Committees (VACs) to date and is under review at an additional 46. In the first half of 2015, we received 42 scrub purchase orders, which are used by surgeons to secure products while they are under VAC review. Scrub purchase orders are an early indication of future sales trends, and the fact that we received 42 compared to 6 for all of last year demonstrates the growing surgeon adoption of J-Plasma®. In fact, at the end of the second quarter, there were 76 surgeons using J-Plasma® compared to 41 at the end of this year’s first quarter.

“We continue to expand our R&D and business development activities to maintain our leadership and unlock potential in new markets. In the core business, we have launched two new products under the Bovie brand, which fit well in Gynecology and Dermatology specialties. The Colpo-MasterTM offers higher magnification for gynecologists, improving their ability to diagnose due to sharper visualization. Another product, FreezpointTM, is a device for dermatologic treatment of skin lesions, and enables a convenient method for freezing tissue,” Mr. Gershon noted.

Second Quarter 2015 Results

Second quarter sales were $7.3 million, up 4.7% from $6.9 million in the second quarter of 2014 on higher sales of core products. Gross margin was 43.2%, compared with a gross margin adjusted for an inventory write-down of 39.2% in the second quarter of 2014.

Operating expenses totaled $4.7 million in the second quarter, compared with $3.6 million in the second quarter of 2014. Approximately 55% of the increase was due to higher spending to accelerate the commercialization of J-Plasma and further develop Bovie’s R&D capability. The Company incurred an operating loss of $1.5 million, compared with an operating loss of $1.7 million in the second quarter of 2014.

GAAP net loss for the second quarter was $1.5 million, or $0.06 per diluted share, compared with GAAP net income of $251,000, with $29,000 attributable to common shareholders, in the second quarter of 2014. Results for the second quarter of 2014 included a non-cash gain of $1.5 million related to mark-to-market fair value of issued common stock repurchase warrants.

Recent Developments

●
Bovie has established a Medical Advisory Board that will consist of surgeons who are thought-leaders in a range of different specialties and named Dr. Vipul Patel, a world-renowned urologist and  leader in robotic surgery, as its first member. Ultimately, the Board is expected to have 6 to 9 members and lead acceptance of J-Plasma® in new target specialties including, but not limited to, cardiovascular, cardiothoracic and urology.

“Our ability to attract a surgeon of the caliber of Dr. Patel to our Advisory Board is further evidence of the technological advantages of J-Plasma®,” Mr. Gershon noted.

Dr. Patel added, “J-Plasma® is one of the most significant innovations in energy in more than a decade, and it has the potential to be of tremendous benefit to patients undergoing surgery for prostate cancer.”

Summary and Outlook

“We have made significant progress in the first six months of 2015 and are looking ahead to a strong second half. Our core business continues to post solid results, and we are moving forward with R&D investments that are focused on expanding the Bovie product portfolio and addressing new markets. Additionally, our second half comparisons should benefit from new OEM contracts that are scheduled to go into the production phase in the coming months.

“At the same time, the key business metrics we have quantified, including numbers of generators in use, ordering customers, VAC approvals, scrub POs and the like all point to a strong pick-up in J-Plasma® sales in the second half of this year. We have an excellent record of VAC approvals, and we recently signed agreements with two new IDNs, which gives us access to a broad base of potential surgeon users in their combined 21 member hospitals.  Thus, while timing issues have extended our commercialization process by a few months, we believe that all the elements are in place for substantial improvement in J-Plasma® sales in the coming periods,” Mr. Gershon said.

Conference Call Details

The Company’s management will host a conference call on Thursday, August 6, 2015 at 5pm Eastern Time to discuss latest corporate developments. Following management’s formal remarks, there will be a question and answer session.

To listen to the call by phone, interested parties within the U.S. should call 1-888-349-0106. International callers should call 1-412-902-0131. All parties should ask for the Bovie Medical Corporation call. The conference call will also be available through a live webcast at Bovie Medical Corporation’s website or at http://services.choruscall.com/links/bvx150806.html

A replay of the call will be available approximately one hour after the end of the call through May 16, 2015. The replay can be accessed via Bovie Medical Corporation’s website or by dialing 1-877-344-7529 for U.S. callers or 1-412-317-0088 for International callers and using the replay access code 10068946.

Investor Relations Contacts:
MBS Value Partners
Lynn Morgen and Hugh Collins
212.750.5800
investor.relations@boviemed.com

About Bovie Medical Corporation

Bovie Medical Corporation is a leading maker of medical devices and supplies as well as the developer of J-Plasma®, a patented new plasma-based surgical product for cutting and coagulation. J-Plasma® utilizes a helium ionization process to produce a stable, focused beam of ionized gas that provides surgeons with greater precision, minimal invasiveness and an absence of conductive currents through the patient during surgery. Bovie Medical Corporation is also a leader in the manufacture of a range of electrosurgical products and technologies, marketed through both private labels and the Company’s own well-respected brands (Bovie®, Aaron®, IDS™ and ICON™) to distributors worldwide. The Company also leverages its expertise through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie Medical Corporation’s website www.boviemed.com

Cautionary Statement on Forward-Looking Statements

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Forms 10-K and 10-Q for the year ended December 31, 2014 and the quarter ended March 31, 2015, respectively.   For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

BOVIE MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014
(unaudited) (in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Sales	$7,274	$6,945	$13,402	$13,427
Cost of sales	4,134	5,068	7,588	8,793

Gross profit	3,140	1,877	5,814	4,634

Other costs and expenses:
Research and development	505	318	951	651
Professional services	313	287	644	544
Salaries and related costs	1,868	1,419	3,821	2,326
Selling, general and administrative	2,002	1,599	4,219	2,800

Total other costs and expenses	4,688	3,623	9,635	6,321

Loss from operations	(1,548)	(1,746)	(3,821)	(1,687)

Interest expense, net	(39)	(40)	(80)	(69)
Change in fair value of liabilities, net	90	1,454	1,534	(8,145)
Total other income (expense), net	51	1,414	1,454	(8,214)

Loss before income taxes	(1,497)	(332)	(2,367)	(9,901)

Provision for (recovery of) income taxes, net	--	583	(8)	545

Net income (loss)	$(1,497)	$251	$(2,375)	$(9,356)

Accretion on convertible preferred stock	--	(222)	(222)	(426)
Gain on conversion of warrants and preferred shares, net	--	--	13,956	--
Net income (loss) attributable to common shareholders	$(1,497)	$29	$11,359	$(9,782)

Income (loss) per share
Basic	(0.06)	0.00	0.53	(0.55)
Diluted	(0.06)	(0.07)	0.41	(0.55)

Weighted average number of shares outstanding- basic	24,435	17,717	21,555	17,667
Weighted average number of shares outstanding - dilutive	24,435	21,176	24,251	17,667

(Note 1) Amounts reflected in the presentation of calculations may be impacted by rounding.

BOVIE MEDICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

 (in thousands)

	June 30,	December 31,
	2015	2014
	(Unaudited)
Current assets:

Cash and cash equivalents	$14,087	$5,733
Restricted cash	839	899
Trade accounts receivable, net	2,042	1,992
Inventories, net	6,350	5,727
Current portion of deposits	263	210
Prepaid expenses and other current assets	963	804

Total current assets	24,544	15,365

Property and equipment, net	7,043	6,947
Brand name and trademark	1,510	1,510
Purchased technology and license rights, net	377	431
Deposits, net of current portion	165	165
Other assets	489	415

Total assets	$34,128	$24,833

(Note 1) Amounts reflected in the presentation of calculations may be impacted by rounding.

BOVIE MEDICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

 (CONTINUED) (in thousands)

	June 30,	December 31,
	2015	2014
Current liabilities:	(unaudited)
Accounts payable	$1,743	$1,553
Accrued payroll	80	197
Accrued vacation	244	181
Current portion of mortgage note payable	239	239
Accrued and other liabilities	1,544	1,596

Total current liabilities	3,850	3,766

Mortgage note payable, net of current portion	3,053	3,173
Deferred rents	23	23
Deferred tax liability	564	564
Derivative liabilities	532	12,613

Total liabilities	8,022	20,139

Commitments and Contingencies (see Notes 9 and 11)

Series A 6% convertible preferred stock, par value $0.001; 3,500,000 shares authorized, zero issued and outstanding as of June 30, 2015	--	3,190

Stockholders' equity:
Series B convertible preferred stock, par value $.001; 3,588,139 issued and 1,975,639 outstanding as of June 30, 2015	2	--
Common stock, par value $.001 par value; 40,000,000 shares authorized; 27,194,251 issued and 27,051,172 outstanding as of June 30, 2015 and 17,995,409 issued and 17,852,330 outstanding as of December 31, 2014, respectively	27	18
Additional paid-in capital	42,565	29,334
Accumulated deficit	(16,488)	(27,848)

Total stockholders' equity	26,106	1,504

Total liabilities and stockholders' equity	$34,128	$24,833

(Note 1) Amounts reflected in the presentation of calculations may be impacted by rounding.

BOVIE MEDICAL CORPORATION
RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited) (in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30, (unaudited)		June 30, (unaudited)
	2015	2014	2015	2014

Net income (loss) (GAAP basis)	$(1,497)	$251	$(2,375)	$(9,356)
Accretion on convertible preferred stock	--	(222)	(222)	(426)
Gain on conversion of warrants and preferred shares, net	--	--	13,956	--
Net income/(loss) attributable to common shareholders	$(1,497)	29	$11,359	$(9,782)
Net income/(loss) per share - basic (GAAP basis)	$(0.06)	0.00	$0.53	$(0.55)
Net income/(loss) per share - diluted (GAAP basis)	$(0.06)	(0.07)	$0.41	$(0.55)

Other non-GAAP adjustments:
(Gain)/loss on change in fair value of derivative liabilities	$(90)	$(1,454)	$(1,534)	$8,145
Increase in Inventory E&O reserve	--	843	--	843
CFO transition costs	--	340	--	340
Other administrative expenses	--	43	--	43
Accretion on convertible preferred stock	--	222	222	426
Legal settlement	--	--	--	--
Tax impact on non-GAAP adjustments	--	(483)	--	(551)
Series B convertible preferred stock	--	--	(13,956)	--
Adjusted non-GAAP net (loss)	$(1,587)	$(460)	$(3,909)	$(536)

Income/(loss) per share-basic on:
Gain on change in fair value of derivative liabilities	(0.00)	(0.08)	(0.07)	0.46
Increase in Inventory E&O reserve	--	0.05	--	0.05
Executive management transition costs	--	0.02	--	0.02
Other expenses	--	--	--	--
Accretion on convertible preferred stock	--	0.01	0.01	0.02
Legal settlement	--	--	--	--
Tax impact on non-GAAP adjustments	--	(0.03)	--	(0.03)
Series B convertible preferred stock	--	--	(0.65)	--
Adjusted non-GAAP net income/(loss) per share-basic and diluted (Note 1)	$(0.06)	$(0.03)	$(0.18)	$(0.03)

Weighted average number of shares outstanding - basic and diluted (Note 2)	24,435	17,717	21,555	17,667

(Note 1) Amounts reflected in the presentation of calculations may be impacted by rounding.
(Note 2) For the three and six months ended June 30, 2014, gains, losses, and accretions were excluded from the adjusted non-GAAP net income/(loss) as were the respective diluted shares associated with those instruments for purposes of the EPS calculation.